Exhibit 10.1

MUTUAL SEPARATION AGREEMENT

This Mutual Separation Agreement (the “Agreement”) is made and entered on June 15, 2022 (the “Effective Date”) by and between Entera Bio Ltd., a company registered in Israel under number 514330604 of Hi-Tech Park 2/5 Givat-Ram, Jerusalem (the "Company") and Phillip Schwartz, ID No. 343880345 of David Alro'i 5(aleph) 35, Jerusalem (the “Executive”).  The Company and the Executive are each a “Party” and together are the "Parties".

Whereas:
The Executive is one of the founders of the Company and a shareholder of the Company, and until May 31, 2010 (the "Initial Period"), any engagement he had with the Company was in his capacity as its founder;

Whereas:
As of June 1, 2010, the Executive has been employed by the Company as its direct employee, in various positions, pursuant to an employment agreement dated August 19, 2010, which was later replaced by an employment agreement dated June 8, 2014, as amended from time to time, including by an amendment dated May 19, 2019 (collectively referenced herein as the "Employment Agreement");

Whereas:	The Parties have been negotiating a mutual separation agreement of the Executive from his employment by the Company; and

Whereas:
The Parties have agreed that the Executive's employment with the Company shall end by mutual consent on July 21, 2022 (the "Separation Date"), which constitutes an extended prior notice period, and have further agreed that the Executive shall be entitled to the Ex-Gratia Benefits (defined below), to which he would otherwise have no entitlement, subject to the terms of this Agreement;

Now Therefore, the Parties agree and affirm as follows:

1.
The preface to this Agreement constitutes an integral part hereof. The capitalized terms appearing herein shall have the meanings attributed to them in the Employment Agreement, unless otherwise stated.

2.
On the Separation Date, the Executive's Employment shall terminate and the Employment Agreement shall terminate except for its provisions intended to survive its termination, including specifically, sections 16.1-16.4 to the Employment Agreement. The Executive hereby confirms and undertakes that he has complied and shall continue to comply with the obligations of Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights undertakings applicable to him under any law and agreement, including the Employment Agreement, which shall all continue to survive and be binding upon the Executive after the Separation Date, in accordance with their terms.

3.
Until the Separation Date, the Executive shall continue to perform his position, in accordance with the Company's needs and instructions and shall comply with the Company's instructions, polices and applicable laws.

4.
Upon the Effective Date (i.e., the date that both Parties have signed this Agreement), the Executive hereby resigns from his capacity as a director of the Company and/or any other member of the Group (defined below) (including from any committees thereof) effective as of the Effective Date and from the capacity as an officer of the Company and/or any other member of the Group effective as of the Separation Date, and accordingly the Executive shall thereafter cease to be a director and officer of the board of directors of the Company (the "Board") and/or a director or officer of the Company or any other member of the Group as of the above-mentioned dates with no additional actions whatsoever required by any of the Parties. Notwithstanding the foregoing, the Executive shall execute all documents necessary for that purpose as may be required by the Company to effect such resignation. Notwithstanding the foregoing and for removal of doubt it is clarified that the employment relations between the Executive and the Company shall continue until the Separation Date, as defined above, and until the Separation Date the Executive will continue to be entitled to all rights as an employee, including for the purpose of options vesting (which shall continue to vest in accordance with their terms until the Separation Date).

5.
On or around the Separation Date, a full and final settlement of accounts will be carried out with the Executive in the framework of which, he shall receive all the payments and benefits to which he is entitled due to the termination of his employment as detailed in Appendix A attached hereto, subject to the specific deductions as set forth in this Agreement, tax deductions and applicable law. Such payment will be made to the Executive on the next regular salary payment date following the Separation Date except as otherwise required by applicable law. In addition, the Company shall send release letters to the relevant insurance companies, releasing to the Executive all sums accrued to his pension arrangement, including without limitation, the severance pay component, as well as all sums accumulated in the further education fund in the Executive's name (the "Release Letters").

6.
In addition to the above, as a gesture of good will and above the requirements of the law, conditioned upon the Executive's execution of, and full compliance with, the terms and conditions of this Agreement, the Company will grant the Executive, an extended paid prior notice period, and the following ex-gratia benefits (the benefits under Sections 6.1 and 6.2 are the "Ex-Gratia Benefits"):

6.1.
The Company shall approve and recommend to the shareholders of the Company to approve on the next shareholders meeting of the Company, which will be held as early as practicable following the Effective Date, in a timely manner and subject to all requirements of the applicable law and NASDAQ rules, and subject to the instructions of the Company's legal advisors, the following amendment to the options terms (collectively, the "Amended Options Terms"): (i) a full acceleration of the 2021 Option Grant, such that all outstanding options to acquire Ordinary Shares under the 2021 Option Grant which are not already vested as of the date of the Separation Date shall be fully vested and exercisable upon the approval of the shareholders, and (ii) notwithstanding the termination of employment as of the Separation Date or any provisions in the applicable option agreement or the Company's option plan requiring the Executive to exercise the Existing Options within 90 days of termination, upon the approval of the shareholders, the Existing Options shall be exercisable by the Executive during the earlier of (i) period of 10 years from the initial grant date by the Board as applicable to each grant of the Existing Options, or (ii) such earlier dates as applicable in M&A events, Change in Control, Structural Changes or other similar events as specified in the Company's share option plans or as applicable to all other option holders as granted under the Company's option plans as permitted by the Board ; for the sake of good order, all other terms of the Existing Options and the applicable share option plans shall remain as-is and unchanged and these Amended Options Terms shall not derogate from any other such terms. The Executive agrees to execute an amendment to the applicable option agreements with respect to the Existing Options, which will reflect the Amended Options Terms, following the receipt of required approvals according to the applicable law.

The term "Existing Options" shall mean the following two option grants to acquire ordinary shares of the Company, par value ILS 0.0000769 per share (the "Ordinary Shares") based on the option agreements between the Company and the Executive which were executed under the applicable Company's share option plans: (i) option to acquire 357,500 Ordinary Shares approved by the Board on November 23, 2017 subject to the terms approved therein and as amended (including with respect to the exercise price) (the "2017 Option Grant"), and (ii) option to acquire 100,000 Ordinary Shares approved by the Board on April 21, 2021 subject to the terms approved therein (including with respect to the exercise price) (the "2021 Option Grant"). All references to number of options and shares under this Agreement are subject to customary adjustments in the event of shares split, reverse split and other similar recapitalization events).

6.2.
The Company shall approve and recommend to the shareholders of the Company to approve that together with the signing of this Agreement, the Parties enter into a Consulting Agreement in the form attached as Appendix B to this Agreement (the "Consulting Agreement").

6.3.
Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges that the approval of the Ex-Gratia Benefits is subject to the approval of all corporate organs of the Company as required according to applicable law (including without limitation, the Company's compensation committee, the Board and the shareholders of the Company) and such Ex-Gratia Benefits shall only enter into effect upon such approval, and to the extent that the shareholders of the Company shall not approve these terms in the upcoming shareholders meeting of the Company, then no such Ex-Gratia Benefits shall be granted to the Executive.  For the avoidance of doubt, the Board shall approve and recommend to the Company’s shareholders that the Ex-Gratia Benefits be approved. If the Ex Gratia benefits are not approved by the shareholders in the upcoming shareholders meeting, then the terms of Section 21 of this Agreement shall apply.

7.
All payments and benefits referred to herein are gross amounts and the Company will deduct at source from them, all taxes, social security, health insurance and all other deductions, which are mandatory under applicable law. In addition, any and all debts owed to the Company by the Executive, including a total outstanding gross debt amount of NIS 86,867.02, and/or any other debts outstanding, if any, under the Company's credit card issued under the name of the Executive (the "Credit Card") will be set off from any such amounts and benefits as detailed in Appendix A attached hereto.

8.
The Executive acknowledges and undertakes that the receipt of all of the payments and/or benefits due to him as detailed in Appendix A attached hereto (subject to the specific deductions as set forth in this Agreement, tax deductions and applicable law), and the issue of the Release Letters, constitute full and final settlement of everything owed to him by the Company and/or any of its affiliates (being any person controlling, controlled by, or under common control, in each case, directly or indirectly, with the Company now or in the future) (collectively, the “Group”) in connection with his employment with the Company and/or any other services as a director or officer of the Group, including (but not limited to) with respect to (whether to be paid now or in the future in each case with respect to the period prior to the Separation Date): salary, overtime payment, severance pay, sick leave, vacation, redemption of vacation days, travel expenses, cellular phone, recuperation pay, prior notice, payment in lieu of prior notice, expenses reimbursement, bonuses of all kinds, social contributions of all kinds, including to any managers' insurance policy, pension fund and advanced study fund, commissions of all kinds, additional entitlement to options, stock or any other equity securities of the Company, claims for ownership or other rights, payment or royalties with respect to the know-how of the intellectual property of the Company (including any moral rights) and any other payment or cost or social benefit whatsoever arising out of or connected to the Executive's employment by the Company and/or its termination and/or the termination process and/or any other services provided to the Group, including in his capacity as a director or officer, except that Indemnification Agreement shall remain in full force and effect in accordance with and subject to the terms of such agreement, and coverage by the Company’s D&O Insurance, if any, as set forth in Section 9.1 below.

9.	The Parties hereby release the following claims subject to the terms and conditions set forth below.

9.1.
The Executive hereby confirms and declares that upon and subject to receipt of all of the payments and benefits due to him as detailed in Appendix A attached hereto (subject to the specific deductions as set forth in this Agreement, tax deductions and applicable law),  and the issue of the of Release Letters, neither he nor anyone on his behalf, shall have any claim, causes of action, suits or demand of any kind whatsoever (including without limitation with respect to the know-how or ownership of the intellectual property of the Company or any claims to receive additional payment or royalties in connection with the intellectual property of the Company), both contingent and fixed, known and unknown, suspected or unsuspected, matured or un-matured, of every kind and nature whatsoever in law or equity, contract, or otherwise which he ever had, now have, or which he shall, or may have, for, upon, or by reason of, any other matter whatsoever (collectively,  "Claims") against the Company and/or any other member of the Group and/or against any of their past, present or future directors, officers, managers, employees, shareholders, investors, affiliates, representatives consultants, legal any of their advisors, or successors or against anyone acting on their behalf (collectively, "Representatives") with regards to the Executive’s employment with the Company or the termination thereof, or and/or any other services provided to the Group, including the capacity of as a director or officer. The Parties agree that the indemnification agreement executed by the Executive with the Company prior to the Separation Date shall remain in full force and effect in accordance with its terms (the "Indemnification Agreement") and that the Company’s D&O insurance, as may be in effect from time to time, if any, will apply to the Executive in the same manner and for the same period of time that coverage is provided for other former officers and directors (the "D&O insurance"). Notwithstanding anything to the contrary in this Agreement, the Executive understands and confirms that the Company cannot guarantee its ability to acquire or maintain a D&O Insurance (either with respect to former directors and officers or in general), the economic terms of the D&O Insurance, the ability to renew such insurance or that the coverage under the insurance, if any, will cover all indemnification obligations under the Indemnification Agreement. Without derogating from the generality of the above, the Executive confirms that: (i) during the Initial Period, he had provided services to the Company in his capacity as its founder, with no written agreement and without entitlement to any consideration, and no employer-employee relationship or other contractual relationship had existed between him and the Company, for any matter or purpose, whatsoever with respect to such period, and that the Executive is owed nothing from the Company with respect to the Initial Period and/or its termination, (ii) the above waiver of Claims includes any claims or demands with regard to the employment period and/or the Employment Agreement and/or its termination; and (iii) for the sake of good order, the waiver of Claims made by the Executive under this Agreement shall also apply with respect to any claims raised or made by the Executive or on his behalf against the Group or its Representatives (whether in his capacity as director, officer or shareholder of the Company) prior to the Separation Date or with respect to any period prior to the Separation Date. For the sake of good order, the Executive confirms that he is not entitled to and that he will not be re-nominated to serve as a Board member of the Company or any member of the Group in the upcoming 2022 annual Shareholder Meeting. For the sake of good order, the Executive shall not, directly or indirectly, commence, voluntarily participate in, or voluntarily provide assistance in connection with any action, suit, or proceeding against the Group or the Representatives before any court, administrative agency, or other tribunal, relating to any of the abovementioned claims or demands.

9.2.
The Company hereby confirms and declares that upon the resignation of the Executive pursuant to Paragraph 2 and complying with the terms of this Agreement, neither the Company nor anyone acting on its behalf, shall have any Claims against the Executive and/or any Representatives of the Executive with respect to the period prior to the Separation Date. For the sake of good order, the waiver of Claims made by the Company under this Agreement shall also apply with respect to any Claims raised or made by the Company or on its behalf against the Executive prior to the Separation Date or with respect to any period prior to the Separation Date.

10.
Notwithstanding anything to the contrary in this Agreement, and without derogating from the generality of the above, and subject to any applicable law, the Executive confirms, agrees and covenants that:

10.1.
Until the Specified Date, Executive shall not vote against the Board’s recommendations as submitted to the shareholders of the Company with respect to each election of directors and any removal of directors, in each case as set forth in the Company’s applicable definitive proxy statement, consent solicitation statement, consent revocation statement, position or counter-position paper filed with the Securities and Exchange Commission (the “SEC”) in respect thereof. In addition, with respect to the upcoming annual 2022 Shareholder Meeting, Executive shall not vote against the Board’s recommendations with respect to the proposals to be submitted to the shareholders of the Company, as set forth in the Board’s applicable definitive proxy statement or consent solicitation statement filed with the SEC in respect thereof;

10.2.	Until the Specified Date, without the prior written consent of the Board, Executive shall not, directly or indirectly:

10.2.1.
nominate or recommend for nomination a person (including the Executive) or agree to be nominated for election at any Shareholder Meeting at which directors of the Board are to be elected or any solicitation of written consents of shareholders of the Company;

10.2.2.	initiate, encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest with respect to the Company’s directors;
10.2.3.	submit any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting;
10.2.4.	initiate, encourage or participate in any solicitation of proxies or consents in respect of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting;
10.2.5.	initiate, encourage or participate in any solicitation of written consents of shareholders of the Company;
10.2.6.	initiate, encourage or participate in any request to call a special meeting of the Company’s shareholders;
10.2.7.	initiate, encourage or participate in any “withhold” or similar campaign with respect to any Shareholder Meeting;
10.2.8.	form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company;
10.2.9.	deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;
10.2.10.	demand an inspection of the Company’s books and records;
10.2.11.	seek publicly, alone or in concert with others, to amend any provision of the Company’s organizational documents;

10.2.12.
effect or publicly seek to effect, offer or propose to effect, cause or participate as a buyer in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate as a buyer in, any acquisition of more than 10.0% of any securities, or any material assets or businesses of the Company or any of its subsidiaries; any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 10.0% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses. For avoidance of doubt, nothing in this Section 10.2.12 is intended to restrict the Executive from accepting a public tender offer made according to the Israeli Companies Law and addressed to all holders of voting securities of the Company generally on a pro rata basis;

10.2.13.
enter into any discussions, negotiations, agreements or understandings with any third party with respect to the foregoing, or advise, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing in this Section 10, or otherwise take or cause any action inconsistent with any of the foregoing; or

10.2.14.
take any action challenging the validity or enforceability of this Section 10 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement.

10.3.
Executive covenants and agrees that he shall not, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively and individually, a “Legal Proceeding”) against or on behalf of the Company or any of its Representatives, except for any Legal Proceeding initiated solely to enforce this Agreement. Nothing herein shall prevent Executive from providing information to any regulatory or administrative body or court or other tribunal, if requested by such regulatory or administrative body, court or other tribunal, provided however that such request, shall not directly or indirectly be initiated by the Executive;

10.4.
Specified Terms for this Section 10. “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournment, postponement, rescheduling or continuations thereof. “Specified Date” means the next day following the date of the 2023 final annual general meeting of shareholders of the Company (including to the extent such 2023 annual general meeting has been adjourned, postponed or, rescheduled). The terms "Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the Specified Date are Affiliates or Associates of such person or entity.

11.
By no later than the Separation Date, the Executive shall return to the Company all documents, information, reports, possessions or other assets (whether electronic or otherwise) belonging to the Company and/or the Group, which are in his possession or under his control, including without limitation, the Company's Credit Card (which for the sake of good order shall be canceled as of such date), laptops and Company's smartphone. It is agreed that the Executive shall be entitled to transfer, on the Separation Date, the Company's cell phone number currently used by the Executive to a new personal account in a telecom provider (as elected by the Executive) to be listed under his personal name and to be paid by the Executive.  Furthermore, by no later than the Separation Date, the Executive shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of his work, except to the extent needed by Executive to carry out his duties under the Consulting Agreement and as approved by the Company prior to the Separation Date, provided that upon termination of the Consulting Agreement, any such passwords or similar access shall be provided to the Company. In addition, it is hereby agreed that the Executive shall be entitled to acquire the Company's laptop, which was provided to him by the Company (the "Laptop"), based on the book value of such Laptop, which such book value will be set off from the amounts detailed in Appendix A attached hereto or from the Executive’s last salary (and the consent to such reduction is hereby given by the Executive), and accordingly, the ownership and title of such Laptop will be transferred to the Executive upon the Separation Date. The Executive agrees to delete all Company information, systems and/or data saved or used on the Laptop and/or to the extent requested by the Company, to provide the Laptop prior to the Separation Date to the Company's IT team or to another service provider elected by the Company in order to allow the Company to delete such Company information, systems and/or data saved or used on the Laptop, in accordance with the input of the Company's IT experts.

12.
The Executive acknowledges that up to the Separation Date and subject to any applicable law, all information stored in the Laptop shall be regarded as business information and the Company shall have access thereto, for the purpose of ensuring the continuity of its business activities, and to the extent any Company's information is still stored in the Laptop following the Separation Date, the Executive agrees to delete such information and not to use it for any purpose. The Executive hereby expressly and voluntarily agrees that until and after the Separation Date, the Company or any other relevant member of the Group shall have access to all information (including files) located on computers (except for the Laptop once purchased by the Executive) and in email accounts, which were placed at his disposal by the Company during the course of his engagement with the Company, for the purpose of ensuring the continuity of the Group's business activities until and after the Separation Date. Subject to any applicable law, the Executive hereby waives any claim against the Company and the Group based on violation of privacy rights with regard to all of the above mentioned in this Section 12.

13.
Each Party undertakes to preserve the reputation of the other Party (including all members of the Group and their Representatives), and to refrain from any act or omission, which is likely to harm such reputation. Without derogating from the generality of the above, each Party further undertakes that they will not, directly or indirectly, make, public or issue, or cause to be made, published or issued, or communication that might reasonably be construed to be, untrue, disparaging or derogatory, written or oral statements whatsoever concerning the other Party (and/or any member of the Group or their Representatives). Notwithstanding any provision hereof to the contrary, the Executive and the Company shall be entitled to make any disclosure required by applicable law, including by the rules of the NASDAQ Global Stock Market, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and FINRA.

14.
Notwithstanding anything to the contrary herein, the Executive understands and confirms that there may be tax implications as a result of the approval of the Amended Options Terms, including disqualification from preferential tax treatment.  The Executive irrevocably agrees to solely bear any tax consequences (if any) associated with the approval of the Amended Options Terms in any territory or under any applicable law. The Executive understands that the Company does not assume any responsibility to advise the Executive on these matters, which shall remain solely and exclusively the responsibility of the Executive and his legal and tax advisors. The Executive will indemnify the Company and hold the Company harmless against and from any and all liability for any such tax or interest or penalty thereon, including, without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Executive. The Company shall not be liable for the aforementioned taxes, directly or indirectly, nor shall it be required to pay such taxes. The Executive will not be entitled to receive from the Company any shares to be issued upon the exercise of Existing Options until the full payment of the applicable exercise price and the applicable Executive's tax liabilities arising from such Existing Options, if any, as may be required by the applicable law, at the discretion of the Company. By signing below, the Executive hereby confirms that he will bear any legal and tax consequences, if any, in any territory and under any applicable law, associated with the abovementioned, and the Company shall be entitled to withhold at source any taxes as may be required according to any applicable law as a result of the approval of the Amended Options Terms (including without limitation, as a result of disqualification from preferential tax treatment).

15.
Until and after the Separation Date, the Executive undertakes to fully and truthfully cooperate with any requests by the Company and any other member of the Group, in connection with any existing, potential or future issues relating to events or matters that arose during or in connection with his engagement with the Company, or of which he may have knowledge.

16.
The Executive and the Company each acknowledge that the undertakings contained in this Agreement are irrevocable and that each shall be relying upon the undertakings of the other Party. Each Party further acknowledges that the willingness of the other Party to be bound by the terms of this Agreement is based strictly upon the other Party's agreement to be bound the terms of Agreement.

16.1.
If a breach is committed by the Executive of any of his obligations under Sections 2, 8, 9.1, 10 and 13 of this Agreement or any other material breaches of this Agreement as finally determined by an arbitrator, under the provisions of Section 17, then the Executive shall not be entitled to the Ex-Gratia Benefits, and if already granted to him, then (without duplication) and in addition to any other remedies or causes of action the Company or the Group may otherwise have at law – (i) the amounts representing the value of such Ex-Gratia Benefits as of such date will be repaid by the Executive to the Company no later than 7 days from the Company's first demand, together with linkage and interest according to law (any with respect to any shares issued as a result of the exercise of the Existing Options (with the Amended Options Terms), such amount shall include the amount of any proceeds of the sale or gain realized on the sale of such underling shares), or (ii) the Existing Options (with the Amended Options Terms), and any shares issued upon the exercise of such options shall be subject to the Company's claw-back or recoupment such that the Existing Options (with the Amended Options Terms) held by the Executive shall be cancelled by the Company and/or the Company shall forfeit and cancel such underlying shares which such shares will be transferred to the Company for no consideration; Provided however that prior to submitting any claim for arbitration, the Company shall provide the Executive with a 7 days prior written notice which will describe the alleged breach and will provide the Executive with the opportunity to cure such breach during such 7 day period, to the extent such breach can be cured at no harm to the Company as noted above The rights under this subsection and any dispute regarding the rights under this Section 16.1 shall be subject to the arbitration provision in Section 17.

16.2.
With regards to any other breaches of the Executive that are not covered in Section 16.1 above and with regard to any breach of this Agreement by the Company, the injured Party shall be entitled to the remedies prescribed by law. Subject to any law, any claim and any dispute regarding such alleged breach shall be resolved according to the arbitration provision in Section 17, provided however that prior to submitting any claim for arbitration, the Party claiming breach shall provide the other Party with a 7 day prior written notice which will describe the alleged breach and will provide the other Party with the opportunity to cure such breach during such 7 day period, to the extent such breach can be cured at no harm to the aggrieved Party.

17.
This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising out of or relating to this Agreement that cannot be resolved amicably by the Parties shall be settled in arbitration. The Parties shall mutually appoint one arbitrator (the "Arbitrator"), and if the Parties are unable to agree on the identity of the Arbitrator, within seven (7) days from the request of one of the Parties, each Party may apply to the Head of the Israeli Bar Association to appoint an Arbitrator who is a former Israeli judge. This Section 17 shall be treated as an arbitration contract between the Parties to the Agreement for all intents and purposes and the provisions of the Israeli Arbitration Law of 1968 (the "Arbitration Law") shall be applied to the arbitration proceedings and the Arbitrator, unless the Parties to such arbitration proceedings expressly agree to the contrary in writing. The Arbitrator will be subject to the rules and regulation of Israeli substantive law, however shall not be subject to any evidence rules or regulations and any procedural rules and regulations. The Arbitrator shall make a detailed, reasoned determination in writing within no more than sixty (60) days from his or her appointment. The Arbitrator shall be required to give reasons for his or her ruling and his or her decisions, and he or she shall record the main points said by the parties, their representatives and the Arbitrator himself or herself, in the course of the arbitration. The Arbitrator's fees shall be paid by the Parties to the arbitration proceedings, shared equally between them, unless the Arbitrator rules otherwise, provided that at the end of the arbitration, the Arbitrator shall issue an order regarding the payment of cost and fees from the arbitration to be paid by the losing party to the prevailing party in the arbitration, as shall be determined by the Arbitrator. Unless the Parties expressly agree to the contrary in writing, the arbitration proceedings shall be held in Tel Aviv, Israel. Any of the Parties to the arbitration proceedings shall be entitled to request to appeal any arbitration ruling given by the Arbitrator before a duly authorized court, if that party believes that the Arbitrator has made a basic error in the application of the law that could result in a miscarriage of justice. The appeal process and procedures shall be governed by Section 29B of the Arbitration Law. The arbitrator may, at the request of a party, order provisional or conservatory measures and remedies (including, without limitation, preliminary injunctions and interim remedies) and, to the extent permitted by applicable law, the parties shall be able to enforce the terms and provisions of such orders in any court having jurisdiction. This provision shall not prohibit the Parties from applying to an authorized court requesting provisional or conservatory measures and remedies (including, without limitation, preliminary injunctions and interim remedies).

18.
The Executive's undertakings hereunder are in addition to, and do not derogate from, any obligation to which he may be subject under applicable law or any Group policy or agreement (whether towards the Company or any other member of the Group).

19.
Without prejudice to the provisions of the Employment Agreement that continue beyond the Separation Date, this Agreement represents the complete agreement between the parties with respect to the subject matter hereof. This Agreement shall not be altered or modified except by the mutual agreement of the Executive and the Company, evidenced in writing.

20.
The Parties undertake to maintain all of the terms of Executive’s engagement with the Company and all matters concerning the separation therefrom, as well as the content of this Agreement, strictly confidential, except as otherwise required by any applicable law including by the rules of the NASDAQ Global Stock Market, the Securities Act, the Exchange Act and FINRA. For the avoidance of any doubt, the Company and the Executive shall be entitled to consult with their legal and tax advisors regarding this Agreement. Notwithstanding the foregoing, the Executive acknowledges that following the execution of this Agreement, as required by applicable law including by the rules of the NASDAQ Global Stock Market, the Securities Act, the Exchange Act and FINRA, the Company will be required to make public filings with the SEC (including under Form 8-K) with respect to the entry into this Agreement and may be required to publish this Agreement and/or to describe the terms of this Agreement in connection with the upcoming 2022 annual Shareholders Meeting (including for the approval of the Ex-Gratia Benefits) or under any other public discourse as may be required thereafter by applicable law or regulation (e.g., Form 10-K).  Except as set forth above, neither party shall, either directly or indirectly, file or make any press release relating to subject matter of this Agreement, without the prior written consent of the other, provided however the Parties shall mutually agree on the wording of the press release to be made and filed as an exhibit to a Form 8-K in connection with the execution of this Agreement.

21.
The provisions of Section 6 of this Agreement are subject to and shall only enter into effect upon the receipt of the approval by all corporate organs of the Company as required according to applicable law (including without limitation, the Company's compensation committee, the Board and the shareholders of the Company). For the sake of good order, notwithstanding anything to the contrary in this Agreement, no Ex-Gratia Benefits will be made to the Executive to the extent the shareholders of the Company have voted against the approval of such Ex-Gratia Benefits. If the Ex Gratia benefits are not approved by the shareholders of the Company, then effective as of such vote of the shareholders, Sections 6, 8, 9, 10, 13 and 16.1 of this Agreement shall become immediately null and void (as-if such sections were deleted in their entirely from this Agreement), and any other sections of this Agreement shall remain in full force and effect and binding against the Parties in accordance with their terms irrespectively of such vote.

22.	For the avoidance of any doubt, this Agreement shall be deemed a settlement and an admission of payment for the purposes of section 29 of the Severance Pay Law – 1963.

23.
Each Party, acknowledges and agrees that irreparable injury to the other Party may occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that, each Party, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto shall not take action, directly or indirectly, in opposition to the initiating Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 23 shall not be the exclusive remedy for any violation of this Agreement.

24.
Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

25.
The Executive declares that he is fully aware of his rights according to law and that this Agreement is signed by him of his own free will after having checked all accounts with the Company and after having investigated all rights against the Company. The Executive further acknowledges that he has had the opportunity to consult with any counsel of his choice, including legal and tax advisors.

/s/ Phillip Schwartz	6/15/2022
Executive's Signature	Date

/s/ Jerry Lieberman	6/15/2022
Company's Signature	Date

Appendix A

a.
Accrued and unused vacation days as of the Separation Date: NIS 416,533 (for 100.74 days; the final amount shall be based on the final number of lawfully accrued vacation days; estimated number may change based on vacation use until the Separation Date); and

b.	Recuperation pays as of the Separation Date: NIS 171.56 (for 0.45 days);

c.
Severance pay shortfall – shortfall severance pay amount for the employment period between June 1, 2010 and December 31, 2013 calculated as follows: (a) statutory severance pay amount, which is NIS 321,067 calculated as follows NIS 89,600*3.5833 (monthly salary*number years), minus (b) the amounts accrued in the severance component of the Executive's pension arrangement for such period, as detailed in the letter issued by the pension insurer.

d.	Separation payment in the total gross amount of NIS 537,600.

e.
Reimbursement for pre-approved business expenses until the Separation Date, in accordance with the Company's policies, provided that all relevant receipts, invoices and documentation for such expenses are submitted at least three (3) days prior to the Separation Date (for the sake of clarity, the Executive shall not be entitled to submit any other expenses or invoices following such date and no reimbursement of expenses whatsoever shall be made by the Company following such date).

* Final number of vacation days will be adjusted in accordance with actual use until the Separation Date.

*****************

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into on June 15, 2022 by and between Entera Bio Ltd., company number 444958743 of Hi-Tech Park 2/5 Givat-Ram, PO Box 39098, Jerusalem, Israel (the “Company”), and Phillip Schwartz, ID number 343880345 of David Alro'i 5(aleph) 35, Jerusalem, Israel (the “Consultant”).  The Company and the Consultant are each a “Party” and together are the "Parties".

WHEREAS:

(A)
The Company wishes the Consultant to provide it with business development services with respect to specific scientific matters or agreed assignments, only if, and as requested and needed by the Company, from time to time, and as shall be agreed by the Parties in writing (including with respect to the applicable Fees for each such matter) in advance (the "Services") and the Consultant agrees to provide the Services, as an independent contractor as of July 22, 2022 (the “Commencement Date”);

(B)
The Consultant warrants that he has the ability, experience, expertise and resources to provide the Services and to perform all of his obligations hereunder and that he wishes to provide the Services to the Company from the Commencement Date;

NOW THEREFORE, in consideration of the mutual promises, covenants and understandings contained herein, the parties agree as follows:

1.	Recitals, Headings and Interpretation

1.1	The recitals and appendices form part of this Agreement. Headings are for reference purposes only and shall not in any way affect interpretation of this Agreement.

2.	Representations, Duties and Undertakings of Consultant

2.1
The Consultant warrants that he has all the approvals, permits and licenses that are or may be required under any law for the provision of the Services, to the extent that such are required, and that he will have all such approvals, permits and licenses at all times during the term of this Agreement.

2.2
The Consultant warrants and undertakes that there is no legal, commercial, contractual or any other restriction, which precludes or might preclude him from signing this Agreement or fully performing his obligations pursuant to this Agreement.

2.3
The Consultant undertakes that if there should, at any time during the entire term of the provision of the Services under this Agreement, occur anything to prevent him from providing the Services at the required level and quality, the Consultant shall notify the Company immediately and, the Company shall be entitled to terminate the Agreement by immediate notice, without advance warning and without the requirement to make any payment by the Company to the Consultant in respect of the termination, except for payment for services actually performed upon the date of receipt of the Company’s notice of termination.

2.4
Without derogating from the generality of the above, no work performed hereunder shall infringe any copyright, patent, trademark, trade secret or other proprietary right of any third party and, in providing the Services, the Consultant shall comply with all applicable laws.

2.5
The Consultant undertakes to provide the Services to the Company in accordance with the provisions of this Agreement and with the Company's policy guidelines, and other relevant instructions to be provided to the Consultant from time to time by the Company, and Consultant shall comply at all times during the term with such instructions, Company's polices and the applicable law.

2.6
The Consultant undertakes to provide the Services with the highest level of professional skill and care, dedication, loyalty and in good faith. Furthermore, the Consultant shall use best endeavors to protect the good name of the Company and shall not perform any act that may bring the Company into disrepute.

2.7
The Consultant shall not, offer, promise, give, authorize, solicit or accept, directly or indirectly, any unlawful pecuniary or other advantage of any kind including any perquisite, commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company, and will in no way contravene any applicable law related to anti bribery and corruption. In the event that any of the activity described above, in this Section 2.7, in relation to the Company is brought to the Consultant attention, the Consultant hereby commits to immediately notifying the Company's CEO.

2.8
Where the Consultant discovers, or ought reasonably to have discovered, that he has or might have at some point in the future, any personal interest in the Company business (except in his capacity as a shareholder of the Company), or a conflict of interest arising out of or in connection with the Services then, immediately upon discovery, the Consultant shall notify the same to the Company in writing. Without derogating from any other rights under this Agreement or under law, the Company may require the Consultant to cease having any such personal interest or conflict of interest, as the case may be or to immediately terminate this Agreement, without any advance notice. The Consultant shall not be entitled to any damages or payment other than Fees for Services provided to the Company prior to termination.

2.9
The Consultant agrees that subject to any applicable law, the Company and any related entity may monitor the Consultant's use of their systems and monitor, copy, transfer and disclose all electronic communications and content transmitted by or stored in such systems, regardless of the location, time or purpose of such use, in pursuit of the Company's legitimate business interests, in accordance with the Company's policy as in effect from time to time. For the purposes of this Section, systems include: telephone, computers, computer system, internet server, electronic database and software, whether under the Consultant's direct control or otherwise.

2.10
The Consultant agrees of his own free will, that all the information in this Agreement and any information concerning the Consultant gathered by the Company, including before the execution of this Agreement, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that subject to any applicable law the Company shall be entitled to transfer such information to third parties, in Israel or abroad (including to countries which have a different level of data protection than that existing in Israel). The Company hereby undertakes that the information will be used and/or transferred for legitimate business purposes only.

2.11
During the term of this Agreement, the Consultant shall not be engaged (in any capacity whatsoever) in any occupation which may conflict with or breach any of his duties, undertakings or covenants towards the Company and for the avoidance of doubt, shall not be engaged with any third party whose business interests compete with those of the Company, and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the - "Group").

3.	The Services

3.1
The Consultant shall provide the Company with the Services, at a scope as requested and needed by the Company, if any, from time to time (the "Scope"). Notwithstanding anything to the contrary in this Agreement, the Consultant shall provide the Company with such Services as shall be agreed by the Parties, in advance and in writing (subject to a specific statement of work to be signed by the Parties), in each case prior to provision of any such specific Services, and subject to the agreement by the Parties with respect to the Fees for each such assignment.

3.2	In providing the Services, the Consultant shall act in accordance with the directions of the Company's CEO, or such other person as directed by the Company, at the Company's sole discretion.

3.3	The Consultant shall provide the Services personally, and shall not have any other person or entity perform any of the Services, except with the Company's prior written consent.

3.4
The Consultant is aware of the need for travel outside of Israel, and hereby agrees to perform such travel (all expenses of such travel will be paid by the Company in accordance with the Company's travel and expense policy) as may be reasonably necessary to perform the Services to the level required under this Agreement.

3.5	The Consultant shall provide the Company with reports, in the manner and form, as may be requested from time to time by the Company.

3.6	The Consultant shall be responsible, at his own expense, for obtaining all of the equipment, which shall be necessary in order to enable him to provide the Services according to this Agreement.

3.7
The Consultant shall have no authority to bind the Group, to sign or commit to any agreement or obligation on behalf of the Group (for the sake of good order, the Consultant shall have no signatures rights in the Group, whether in general or with respect to their bank accounts). At all times, the Consultant shall not make any representation or public disclosure with respect to the Company or its business and affairs without a prior written confirmation from the Company.

4.	Remuneration

4.1
Subject to the fulfillment of all of the Consultant's obligations hereunder, the Company shall pay the Consultant a gross fee for the Services to be provided by the Consultant, if any in such amount (fixed, hourly rate or other form) as shall be agreed by the Parties, from time to time in advance and in writing, as shall be reflected in one or more statements of work agreed by the Parties (the "Fee") plus VAT.

4.2
The Consultant shall provide a proper tax invoice on a monthly basis, by no later than the last day of each calendar month in which the Services were rendered, with regard to any payment to be paid by the Consultant.  Payment will be made on a monthly basis, within 30 days from the end of the month in which the Consultant delivered such invoice to the Company.

4.4	The Consultant shall not be entitled to any further compensation in connection with the Services other than the Fee, except as otherwise stated in this Agreement.

4.5
The Consultant shall be responsible for, and shall indemnify and hold the Company harmless from, all payments and taxes required to be made to the National Insurance Institute, any taxation body or other third party in consequence of the provision of the Services hereunder or the remuneration provided in connection therewith.

4.6
Notwithstanding the above, the Company shall withhold all taxes and compulsory payments on any payment and/or benefit to the Consultant to the extent that such taxes and compulsory payments are required by any applicable law to be withheld at source.

5.	Status of Parties

5.1
The relationship between the Consultant and the Company hereunder is one of independent contractor and no employment relationship exists between the Company and the Consultant. The Consultant warrants that he maintains financial books in accordance with applicable law and that he is duly registered with the income tax authorities, value added tax authorities and National Insurance Institution as an independent contractor.

5.2
The Consultant is fully aware to all rights, benefits and entitlements (whether monetary or not) which he will not receive in light of his requirement to be engaged as an independent contractor. The Consultant declares that he has been given the opportunity to consult with any person or advisor of his choice on the matter, and has knowingly elected, at his choice and of his own free will to enter into this engagement as an independent contractor, rather than remain an employee of the Company.

5.3
If, notwithstanding the Consultant’s specific requirement and his undertakings and representations in this Agreement, the Consultant or any other person shall claim, and/or a judicial authority shall determine, that the Consultant provided the Services under this Agreement as an employee of the Company, then the following provisions shall apply:

5.3.1
For the period as to which it is claimed or determined that an employment relationship existed between the Company and the Consultant (the “Relevant Period”), the Consultant shall not be entitled to the Fee, but only 60% thereof (the “Reduced Fee”).

5.3.2
The Reduced Fee shall constitute the full Fee payable to the Consultant as salary in connection with said employment relationship, on which basis any social benefits will be calculated - to the extent that such social benefits are required to be paid to or in respect of the Consultant pursuant to any third party authority's decision reclassifying the Consultant as an employee.

5.3.3
In view thereof, an accounting shall be conducted between the parties, and the Consultant shall immediately return and pay to the Company all amounts paid to him in excess of the Reduced Fee for the Relevant Period, along with linkage differentials and interest from the date of payment of each amount by the Company to the Consultant and up to the date upon which actual return and payment of the funds is made by the Consultant, all based on the Consumer Price Indices known at the relevant dates and as provided by the Adjudication of Interest and Linkage Law, 1961.

5.4
In addition, in the event that the relationship between the Company and the Consultant shall be claimed, regarded or determined by any third party, including any governmental and/or judicial and/or tax authority to be an employment relationship, the Consultant shall reimburse and indemnify the Company for any expense and/or payment incurred by or demanded of the Company as a consequence (including any legal expenses and VAT), immediately upon the Company's demand, and in any event no later than 7 days from the Company's first demand.

5.5
The Company shall be entitled to offset any amounts due to it under this Section 5 from any amounts payable or due to the Consultant under this Agreement or otherwise (including according to a judicial decision).

6.	Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Undertaking

Upon the signing of this Agreement, the Consultant undertakes to sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix A, which constitutes an integral part hereof. The Consultant's  compensation has been calculated to include special consideration for his commitments under Appendix A and he will not be entitled to any further consideration for such commitments, expressly including no entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the "Patent Law”). This clause constitutes an express waiver of my rights under Section 134 of the Patent Law. Notwithstanding anything to the contrary in this Agreement, the Advisor irrevocably confirms and agrees that the execution of Appendix A under this Agreement shall be in addition (and not in lieu) of any other confidentiality, non-competition, non-solicitation, and assignment of inventions undertaking signed by the Advisor in his capacity as an employee of the Company.

7.	Term and Termination

7.1
This Agreement shall be effective from Commencement Date until terminated by either party at will for any reason by providing 14 days' prior written notice to the other party (the "Notice Period").  During the Notice Period, the Consultant must continue to discharge and perform his duties and obligations under this Agreement, unless otherwise directed by the Company.

7.2
Notwithstanding Section 7.1 above, the Company may terminate this Agreement forthwith and without prior notice or any payment in lieu thereof or any other compensation if any of the following occurs (i) if the Consultant engages or engaged in any act of dishonesty or fraud, whether or not it involves the Company; (ii) if the Consultant commits a fundamental breach of the Agreement, including but not limited to any breach of the Consultant's representations or obligations under Sections 2, 3, 5, 6 and Appendix A of this Agreement, or (iii) in the event of any act or omission of the Consultant that would have entitled the Company legally to dismiss the Consultant without prior notice period and/or severance pay, in whole or in part, had the Consultant been engaged as an employee of the Company.

7.3
Upon termination of this Agreement for whatever reason or at such other time as directed by the Company, the Consultant shall immediately return to the Company all the documents, information and other equipment or material in his possession or control which belong to, or have been entrusted to, the Company, or otherwise related to the provision of the Services. The Consultant shall neither have, nor retain, any proprietary interest in such assets. Furthermore, upon termination of this Agreement, or at such other time as directed by the Company, the Consultant shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of his work.

8.	General

8.1
The Consultant acknowledges that this Agreement does not grant the Consultant exclusivity in the provision of the Services to the Company and that the Company may during the term of this Agreement and thereafter engage with any other third party to obtain any services, including services of the same type as those Services provided by the Consultant under this Agreement.

8.2
The Consultant shall not assign any of his rights and obligations hereunder, and any attempt to do so shall be null and void. The Company shall be entitled to assign its rights and/or obligations under this Agreement, in whole or in part, to any third party without the need to obtain the consent of the Consultant, provided only that the Consultant's rights are not materially prejudiced by such assignment.

8.3
No behaviour by either party hereto shall be deemed to constitute a waiver of any rights according to this Agreement, and/or a waiver of or consent to any breach or default in respect of any of the terms hereof, or a change, invalidation or addition to any term, unless expressly made in writing.

8.4
This Agreement, contains the entire agreement and understanding between the parties with respect to the subject matter contained herein, and supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by the Company.

8.5	Provisions intended to survive the termination of this Agreement, including but not limited to Section 4.5, 4.6, 5, 6, 8 and Appendix A, shall so survive.

8.6
Without derogating from any relief to which the Company is entitled to pursuant to any law and/or agreement, the Company may set off any amount which the Consultant owes it pursuant to this Agreement and/or any other source from any sum that the Consultant is entitled to receive from the Company, from whatever source.

8.7
This Agreement shall be governed by and construed according to Israeli law, without regard to its choice of law principles. The competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction to hear any dispute relating to this Agreement or arising thereunder and no other courts will have jurisdiction whatsoever in respect of such disputes.

8.8
If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

In witness whereof, the parties have executed this Agreement as of the above-captioned date.

Phillip Schwartz	Entera Bio Ltd.

By: /s/ Phillip Schwartz	By: /s/ Jerry Lieberman Title: Chairman of the Board

Appendix B

Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

I, Phillip Schwartz, a consultant engaged by Entera Bio Ltd. (“Company”) pursuant to a consultancy agreement to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (“Undertaking”) is attached as Appendix B (“Agreement”).

I acknowledge that prior to the Commencement Date, in my capacity as an employees of the Company ("Previous Period") and in the course of my engagement with the Company hereunder, I became and will continue to become familiar with a range of Confidential Information (as defined below) and that my services are of particular and special value to the Company. In consequence, I undertake the following towards the Company and its affiliates, being persons or entities, which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

1.	Confidential Information and Confidentiality

1.1
I am aware that I had and may continue to have access to or be entrusted with information (regardless of the manner in which it is recorded or stored) relating to the business interests, methodology or affairs of the Group, or any person or entity with whom or which the Group deals or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Agreement, other than the terms of this Undertaking (“Confidential Information”). By way of illustration, Confidential Information includes but is not limited to technical information, whether ideas or reduced to practice, techniques, products, technologies (actual or planned) and their components, Inventions, research and development activities, drawings, pricing methods, financial data, business and marketing strategies and plans, customer and supplier information and information pertaining to employees or officers of, or investors in, the Group.

1.2
During the Previous Period, the term of the Agreement, and at all times thereafter, I kept and shall continue to keep confidential, and shall not except in the proper performance of the Services use, disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of the Company. The foregoing does not apply to information that I can provide evidence that is already in the public domain through no fault of my own, or to disclosures which are required by law or a valid court order, in which case I will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure shall be limited to the extent expressly required. In addition, the above does not apply with respect to any information which reflects general skills of persons with similar skills and qualifications to my skills and qualifications.

1.3	Without derogating from the generality of the foregoing, I confirm that:

1.3.1
Except in the proper performance of the Services, I shall not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Company.

1.3.2	I shall exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and in maintaining its confidentiality.

1.3.3
Upon termination of my engagement, or at the earlier request of the Company I shall deliver to the Company all Confidential Information and any and all copies thereof that have been furnished to me, prepared by me or came to my possession howsoever, and I shall not retain copies thereof in whatever form.

2.	Non-Competition and Non-Solicitation

2.1
I hereby reconfirm my undertakings under Section 16.2 of the previous Employment Agreement with the Company dated June 8, 2014 (the “Employment Agreement”), which may continue to apply to me despite the termination of my employment with the Company. I agree that the restriction period under such section may be until the completion of 12 months following the termination any consulting by me (if any) to the company (and not the termination of the Employment Agreement).

2.2
I acknowledge that my obligations under this Section 2 are reasonable in light of the Services, the nature of the Group’s business, and the fact that the Fee to which I am entitled under the Consulting Agreement has been calculated to include special consideration for my undertakings in this Section 2.

3.	Inventions

3.1
I shall promptly disclose to the Company all inventions, original works of authorship, developments, know-how, trade secrets, designs, Service Inventions (as defined in Section 132 of the Patent Law), improvements, discoveries and any other intellectual property rights which I have, or may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of my engagement with the Company or prior to such engagement (whether or not documented by a formal agreement), including during the Previous Period, which are related to the Company’s Business, or which use Confidential Information or other Group property (“Inventions”).

3.2
I further confirm that all Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and I shall not be entitled to, and I hereby waive now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that I may have in connection therewith.

3.3
Without derogating from the Group’s rights under this Undertaking or any law, I agree to assign and hereby automatically assign and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to the Company and/or its designee any and all rights, titles and interests in respect of any Inventions, to the extent that I may have such rights, on a worldwide basis, and I acknowledge now and in the future the Company's full and exclusive ownership in all such Inventions. I hereby irrevocably appoint and empower the Company to exercise any right or perform any act on behalf of me at any time relating to such Inventions, including without limitation, to register the Company as the lawful owner of any Inventions. I shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or  any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

B - 2

4.	No Conflicting Obligations

I have not and will not, at any time during the term of the Agreement, use or disclose Confidential Information in such manner that may breach any confidentiality or other obligation I owe to any former employer or other third party, without their prior written consent. I warrant that I have the full right to assign the Inventions and the associated rights, titles and interests therein and that I have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.

5.	Notice to Offerors

I agree that if, during my engagement with the Company or the period of the restrictions set out in Section 2, I receive an offer of employment or engagement relating to the Company's Business, I will provide a copy of this Undertaking to the offeror prior to accepting the offer.

6.	General

6.1	I acknowledge that any breach by me of my obligations pursuant to this Undertaking may cause substantial damage for which the Group shall hold me liable.

6.2
The terms of this Undertaking shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Undertaking.

6.3	My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Group policy or agreement.

6.4
My undertakings hereunder will be applicable to me during the term of my engagement with the Company and thereafter. Notwithstanding the aforesaid, the effect of my undertakings under Section 2 above shall be for the period specified in such Section.

6.5	This Undertaking shall be governed by and construed in accordance with the laws of Israel.

/s/ Phillip Schwartz	6/15/2022
Phillip Schwartz	Date

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